Exhibit 5.1

New York
601 Lexington Avenue
31st Floor
New York, NY 10022
T +1 212 277 4000
www.freshfields.com

Doc ID
US-LEGAL-10623386/6
Sonoco Products Company
1 N. Second St	Our Ref
Hartsville, South Carolina 29550	174909-0011

January 21, 2022

Ladies and Gentlemen:

We have acted as special counsel for Sonoco Products Company, a South Carolina corporation (the “Company”), in connection with the Company’s offering of $400,000,000 aggregate principal amount of its 1.800% Notes due 2025, $300,000,000 aggregate principal amount of its 2.250% Notes due 2027 and $500,000,000 aggregate principal amount of its 2.850% Notes due 2032 (collectively, the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated January 11, 2022 (the “Underwriting Agreement”) between the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (the “Representatives”), as representatives of the several underwriters listed in Schedule A thereto (the “Underwriters”). The Notes are to be issued pursuant to an Indenture dated as of June 15, 1991 (the “Base Indenture”) between the Company and Regions Bank, as successor to The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and as successor to The Bank of New York), which was successor in interest to Wachovia Bank of North Carolina, National Association, as trustee, as supplemented by the Sixth Supplemental Indenture dated as of the date hereof (together with the Base Indenture, the “Indenture”) between the Company and Regions Bank as trustee for any and all securities issued under the Indenture. On October 19, 2021, The Bank of New York Mellon Trust Company, N.A. resigned as the trustee under the Indenture and the Company appointed Regions Bank as successor trustee (the “Trustee”). The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-232937, the “Registration Statement”) pursuant to the provisions of the Securities Act of 1933, as amended.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

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Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and assuming due authorization under the law of the State of South Carolina in accordance with the Indenture and due execution and delivery under the law of the State of South Carolina, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of South Carolina. In addition, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption “Legal Matters” in the related prospectus supplement, which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP